UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — August 17, 2020

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

(312) 827-2800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $0.005 per share	ENV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On August 17, 2020, Envestnet, Inc. (the “Company”) and Envestnet Asset Management, Inc. (the “Guarantor”) entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, BMO Capital Markets Corp., BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the several purchasers named in Schedule I to the Purchase Agreement (collectively, the “Purchasers”) relating to the issuance and sale of $450 million in aggregate principal amount of the Company’s 0.75% Convertible Notes due 2025 (the “Notes”), in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s obligations under the Notes are fully and unconditionally guaranteed ( the “Guarantee,” and collectively with the Notes, the “Securities”) on an unsecured basis by the Guarantor, a wholly-owned subsidiary of the Company. In addition, the Company granted the Purchasers a 13-day option to purchase up to an additional $67.5 million in aggregate principal amount of the Notes. The Purchasers exercised their option in full on August 18, 2020. The closing of the issuance and sale of the Notes occurred on August 20, 2020.

The Company received net proceeds of approximately $503.0 million from the offering. The Company intends to use a portion of the net proceeds to repay the outstanding principal balance of the Company’s revolving credit facility and the remainder for general corporate purposes, which may include selective strategic investments through acquisitions, alliances or other transactions.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantor, on one hand, and the Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary description of the Purchase Agreement is qualified in its entirety by the terms of the Purchase Agreement.

Indenture and Notes

The Notes were issued pursuant to the Indenture, dated August 20, 2020 (the “Indenture”), among the Company, the Guarantor, and U.S. Bank National Association, as trustee (“Trustee”). The Notes will mature on August 15, 2025, unless earlier purchased, redeemed, or converted, and interest is payable on the Notes on each February 15 and August 15, commencing on February 15, 2021.

The Notes are the Company’s general unsecured obligations, subordinated in right of payment to the Company’s obligations under its credit facility. The Notes rank equally in right of payment with all of the Company’s other existing and future senior indebtedness and rank senior in right of payment to all of the Company’s future subordinated obligations. The Notes are structurally subordinated to the indebtedness and other liabilities of any of the Company’s subsidiaries, other than the Guarantor, which will fully and unconditionally guarantee the Notes on an unsecured basis, and other than to the extent the Notes are guaranteed in the future by any of the Company’s other subsidiaries, and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding February 15, 2025 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the Notes in effect on each applicable trading day; (2) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day is less than 98% of the last reported sale price of the Company’s common stock on such date multiplied by the then-current conversion rate; (3) if the Company calls any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events described in the Indenture. On or after February 15, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, as described in the Indenture.

The initial conversion rate will be 9.3682 shares of the Company’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $106.74 per share. The initial conversion rate will be subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or in connection with any redemption of all or a portion of the Notes prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with a corporate event or during the related redemption period in certain circumstances.

The Company may redeem the Notes for cash, at its option, on or after August 15, 2023, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, any of the five trading days preceding the date on which the Company provides notice of redemption. No sinking fund is provided for the Notes.

Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase some or all of their Notes for cash at a price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest, if any.

The Indenture contains customary terms and covenants and events of default. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.

A copy of the Indenture and the form of Note are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary description of the Indenture and the Notes is qualified in its entirety by the terms of the Indenture and the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Securities Convertible or Exercisable into Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and for resale by the Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Purchasers in the Purchase Agreement. The shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01	Other Events.

On August 20, 2020, the Company issued a press release announcing the closing of the offering of the Notes. As required by Rule 135c under the Securities Act, a copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated August 20, 2020, by and among Envestnet, Inc., Envestnet Asset Management, Inc., and U.S. Bank National Association, as trustee.

4.2	Form of 0.75% Convertible Senior Notes due 2025 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated August 17, 2020, by and among Envestnet, Inc., Envestnet Asset Management, Inc., J.P. Morgan Securities LLC, BMO Capital Markets Corp., BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the several purchasers named therein.

99.1	Press Release, dated August 20, 2020, Announcing the Closing of the Offering of the Notes.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Shelly O’Brien
Name:	Shelly O’Brien
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Date: August 20, 2020

4